Exhibit 21.1

ZUMIEZ INC.

SUBSIDIARIES OF THE REGISTRANT

As of January 31, 2015

Name of Subsidiary	Place of Incorporation or Formation
Zumiez Nevada, LLC	Nevada

ZIC, LLC	Washington

ZIC II, LLC	Washington

Zumiez International, LLC	Washington

Zumiez Services Inc.	Washington

Zumiez Distribution LLC	Washington

Zumiez Canada Holdings Inc.	British Columbia

Zumiez Europe Holding GmbH	Switzerland

Zumiez Austria Holding GmbH	Austria

Snowboard Dachstein Tauern GmbH	Austria

Blue Tomato Deutschland GmbH	Germany

Zumiez Puerto Rico LLC	Puerto Rico